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                               February 12, 1999



Mr. Kriss Cloninger, III
AFLAC Incorporated
1392 Wynnton Road
Columbus, GA 31909


Dear Mr. Cloninger:


     NovaCare Employee Services, Inc. ("NCES") and NovaCare, Inc. and its subsidiaries (collectively, the "Company") and you have entered into discussions to explore certain strategic alternatives with respect to NCES (the "Transaction"). In that connection, you have requested certain information concerning the Company from officers, directors, employees and/or agents of the Company, including any financial advisor. All such information (whether written or oral) furnished to you and your Representatives (as defined below), whether prior to, on or following the date hereof, together with analyses, compilations, forecasts, studies or other documents or records prepared by you or your Representatives which contain, are based on or otherwise reflect or are generated in whole or in part from such information, including that stored on any computer, word processor or other similar device, are collectively referred to herein as the "Evaluation Material."

     You hereby agree as follows:

(1) You shall use the Evaluation Material solely for the purpose of evaluating the Transaction and you shall keep the Evaluation Material confidential, except that you may disclose the Evaluation Material or portions thereof to those of your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) and your potential sources of financing (if any) for the Transaction (collectively, the "Representatives") (a) who need to know such information for the purpose of evaluating the Transaction, (b) who are informed by you of the confidential nature of the Evaluation Material and
     (c) who agree to keep such information confidential in accordance with the terms of this agreement. You shall be responsible for any breach of this agreement by your Representatives. In the event that you or any of your Representatives are requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt prior written notice of such requirement, you shall furnish only that portion of the Evaluation Material which you are advised by written opinion of counsel is legally required, and you shall exercise your best efforts to obtain reliable assurance that confidential treatment will be accorded such Evaluation Material.
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(2)  If either party determines not to proceed with the Transaction, such party will promptly inform the other of that decision and, in that case or at any time upon the request of the Company, you and your Representatives shall promptly either (i) destroy all copies of the written Evaluation Material in your or their possession or under your or their custody or control (including that stored in any computer, word processor or similar device) and confirm such destruction to the Company in writing or (ii) return to the Company all copies of the Evaluation Material furnished to you by or on behalf of the Company in your possession or in the possession of your Representatives. Any oral Evaluation Material will continue to be held subject to the terms of this agreement.

(3) The term "Evaluation Material" does not include any information which (i) at the time of disclosure is generally available to and known by the public (other than as a result of a disclosure by you or by any of your Representatives) or (ii) was available to you on a non-confidential basis from a source (other than the Company or its representatives) that is not and was not prohibited from disclosing such information to you by a contractual, legal or fiduciary obligation.

(4) Without the prior written consent of the Company, you and your Representatives shall not disclose to any person (a) that any investigations, discussions or negotiations are taking place concerning the Transaction or any other possible Transaction involving the Company and you, (b) that you have requested or received any Evaluation Material or (c) any of the terms, conditions or other facts with respect to the Transaction or such investigations, discussions or negotiations, including the status thereof, except as may be required by law or the rules of the New York Stock Exchange. The term "person" as used in this agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or entity.

(5) You agree that (i) all communications regarding the Transaction, (ii) requests for additional information, facility tours or management meetings, and (iii) discussions or questions regarding procedures with respect to the Transaction, will be first submitted or directed to Loren J. Hulber (or such other representatives of the Company as he shall designate). Accordingly, you agree that until the consummation of the Transaction by you or a third party, you will not, directly or indirectly, contact or communicate with any other officer, director, employee or agent of the Company without the express prior consent of the Company. You further agree that, for a period of two years from the date of this agreement, you will not, directly or indirectly, solicit for employment or hire any employee of the Company with whom you have had contact or who became known to you in connection with your consideration of the Transaction; provided, however, that the foregoing provision shall not prevent you from employing any such person who contacts you on his or her own initiative or in response to a general advertisement. We agree that each of you and the Company will negotiate in good faith with the other in pursuit of a mutually acceptable business combination transaction between you or one or more of your subsidiaries and NCES from the date hereof until March 5, 1999, or such later date as to which we may mutually agree in writing (the "Exclusive Period"). Any such Transaction will be subject to due diligence, negotiation, execution and delivery of definitive agreements and the approval of your board of directors and the boards of directors of the Company and NCES. Further,

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     during the Exclusive Period, each of the Company and NCES will either suspend or terminate any existing, and will not solicit any new, discussions, negotiations, inquiries or proposals regarding any Transaction, including without limitation, any merger, consolidation, material acquisition or disposition or similar transaction involving NCES; provided that this shall not prevent the Company, NCES or you or your or our respective boards of directors from considering, discussing or negotiating unsolicited bona fide superior proposals should any arise during the Exclusive Period, nor shall this prevent the Company from engaging in any third party discussions involving Transactions which would not, directly or indirectly, materially affect NCES.

(6) You agree that, for a period of one year from the date of this agreement, unless such shall have been specifically invited in writing by the Company, neither you nor any of your affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the "1934 Act")) will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or of beneficial ownership thereof) or assets of the Company or any of its subsidiaries; (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary Transaction with respect to the Company or any of its subsidiaries; or (iv) any solicitation of proxies or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a "group" (as defined under the 1934 Act); (c) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (d) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

(7) You acknowledge that you and your Representatives may receive material non-public information in connection with your evaluation of the Transaction and you are aware (and you will so advise your Representatives) that the United States securities laws impose restrictions on trading in securities when in possession of such information.

(8) Although the Company has endeavored to include in the Evaluation Material all information known to it which it believes to be relevant for the purpose of your investigation, you understand and acknowledge that none of the Company, any financial advisor of the Company or any of their respective officers, directors, employees, affiliates, stockholders, agents or controlling persons is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and each of the Company, any financial advisor of the Company and such other persons expressly disclaims any and all liability to you or any other person that may be based upon or relate to (a) the use of the Evaluation Material by you or any of the Representatives or (b) any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy and completeness of the Evaluation Material and that you will be entitled to rely solely on those particular representations and warranties, if any, that are made to a purchaser in a definitive agreement relating to the Transaction when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such definitive agreement.

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(9)  You acknowledge that remedies at law may be inadequate to protect the
     Company against any actual or threatened breach of this agreement by you or your Representatives, and, without prejudice to any other rights and remedies otherwise available to the Company, you agree to the granting of equitable relief in the Company's favor without proof of actual damages. The prevailing party in any action or proceeding brought to enforce this agreement shall be entitled to recover its reasonable attorneys' fees from the non-prevailing party.

(10) You agree that no failure or delay by the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(11) This agreement is for the benefit of the Company and its successors and assigns. The rights of NCES under this agreement may be assigned in whole or in part to any purchaser of NCES, which purchaser shall be entitled to enforce this agreement to the same extent and in the same manner as NCES is entitled to enforce this agreement.

(12) This agreement and all controversies arising from or relating to performance under this agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its conflicts of laws principles.

(13) This agreement contains the entire agreement between you and the Company concerning the subject matter hereof, and no modification of this agreement or waiver of the terms and conditions hereof will be binding unless approved in writing by the Company and you.


     Please confirm your agreement to the foregoing by signing both copies of this agreement and returning one to NovaCare Employee Services, Attn: Loren J. Hulber.



                              Very truly yours,


                              By:  /s/ Thomas D. Shubert
                                   ----------------------------
                                   Thomas D. Schubert
                                   Senior Vice President and Chief Financial
                                   Officer

                                   NovaCare Employee Services, Inc.


CONFIRMED AND AGREED AS
OF THE DATE WRITTEN ABOVE:


BY:  /s/ Kriss Cloninger III
     -----------------------------
     MR. KRISS CLONINGER III
     AFLAC INCORPORATED



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